Neah Power Systems Expands Global Footprint, Announces Office in New Delhi, India

Neah Power announces appointment of Dr. Pramod Shukla as Engineering Fellow with focus on deploying technologies across Indian sub-continent

BOTHELL, WA

(Date)

Neah Power Systems, Inc., (NPWZ.OB) http://www.neahpower.com, a developer of award-winning energy technology announced today that Dr. Pramod Shukla has joined Neah Power Systems as an Engineering Fellow. Dr. Shukla has offices at Bothell, WA and is establishing an office on behalf of the Company in New Delhi, India.

Dr. Shukla has over twenty years of increasing, high level, responsibilities in program, people, and technology transfer responsibilities with the Defense Research and Development Organization (DRDO) of India, and has served as the Counselor, Science and Technology, for the Government of India to the Embassy of India in Moscow, Russia. Prior to that, Dr. Shukla was a Captain in the Indian Navy.

Dr. D’Couto, President and CEO of Neah Power Systems stated, “We are privileged to have a person of Dr. Shukla’s stature join Neah Power. Dr. Shukla will focus on the commercialization and deployment of Neah’s technologies for defense (especially underwater) applications as well as commercial opportunities in the Indian sub-continent”.

Dr. Shukla stated, “I am pleased to be part of the team deploying a unique and compelling technology that not only serves unmet needs for defense applications, but also the fast-growing consumer and commercial markets in India and other worldwide opportunities.”

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About Neah Power

Neah Power Systems, Inc., (NPWZ.OB) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

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